Exhibit 10.16

NOTICE OF CANCELLATION OF Marketing and Selling Agreement

THIS NOTICE OF CANCELLATION OF Marketing and Selling Agreement (this “Agreement”) is made and entered into as of this 28th day of November, 2016 between EZJR, Inc., (“EZJR”) a Nevada corporation and Her Holding, Inc., (“Her”) (collectively referred to as the Parties).

RECITALS

WHEREAS, EZJR and Her Imports, LLC entered into a Marketing and Agreement as of October 1, 2013;

WHEREAS, on March 6, 2015, Her Imports LLC assigned all rights and obligations under the agreement to Her Holding, Inc., a Nevada corporation;

WHEREAS, the Marketing and Selling Agreement remains in effect unless and until terminated by either Her or EZJR as permitted under Section 10 of the Agreement; and

WHEREAS, the Parties have mutually agreed to give the other Party thirty (30) days notice concerning the cancellation of this Agreement, as per Section 10.2 and 10.3 of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

CANCELLATION OF Marketing and Selling Agreement

EZJR desires to cancel its Marketing and Selling Agreement with Her by giving Her thirty (30) days written notice per the terms of the original Marketing and Selling Agreement.

Her desires to cancel its Marketing and Selling Agreement with EZJR by giving EZJR thirty (30) days written notice per the terms of the original Marketing and Selling Agreement.

As a condition to the cancellation of the Marketing and Selling Agreement, EZJR agrees to forgive any monies owed to EZJR by Her. This includes an advances against royalty payments.

During the next thirty (30) days, Her shall at all times faithfully, as promptly as is reasonable practicable, using good business judgment and in good faith to help EZJR with this transition. This includes, but is not limited to: 1) performing its customer service activities; 2) continuing with its promotional activities; 3) developing and sourcing products; and 4) performing its on-going services for EZJR.

Upon completion of agreement, Her shall promptly return to the EZJR all property utilized and owned by EJZR.

MISCELLENOUS ITEMS

Construction. The validity, enforcement and construction of this Agreement shall be governed by the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be.

Severability. If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

Execution in Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Amendments. This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement and agreed as of the day and year first above written.

EZJR, Inc.

By:	/s/ Barry Hall
Name:	Barry Hall
Title:	Chief Executive Officer

Her Holding, Inc.

By:	/s/ David Cronister
Name:	David Cronister
Title:	President

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